Exhibit 99.1

Resource Extraction Payment Report

Government level disclosure

USD, Figures in millions
Country	Payee	Department, Agency, etc. within Payee that received payments	Taxes	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments required by law or contract	Total
Australia	Government of Australia	Australian Taxation Office (ATO)	183.0¹	--	--	--	--	--	--	--	183.0
	Government of Western Australia	Department of Mines and Petroleum	--	48.1	0.3	--	--	--	--	--	48.4
		Water Corporation	--	--	1.3	--	--	--	--	--	1.3
		Department of Biodiversity, Conservation and Attractions	--	--	3.5	--	--	--	--	--	3.5
	Shire of Murray	Shire of Murray	--	--	--	--	--	--	--	0.3	0.3
	Shire of Waroona	Shire of Waroona	--	--	--	--	--	--	--	0.2	0.2
	Shire of Harvey	Shire of Harvey	--	--	--	--	--	--	--	0.2	0.2
Total Australia			183.0	48.1	5.1	--	--	--	--	0.7	236.9
Brazil	Government of Brazil	Secretaria Especial da Receita Federal do Brasil (RFB)	0.2	--	--	--	--	--	--	--	0.2
		Agência Nacional de Mineração (ANM)	--	6.5	--	--	--	--	--	--	6.5
	State of Pará	Instituto de Desenvolvimento Florestal e da Biodiversidade do Estado do Pará	--	--	3.0	--	--	--	--	--	3.0
		Secretaria da Fazenda do Estado do Pará	--	2.6	--	--	--	--	--	--	2.6
		Estado do Pará	--	--	--	--	--	--	0.5	--	0.5
		Usinas da Paz (USIPAZ)	--	--	--	--	--	--	--	0.3	0.3
	Municipality of Juruti	Prefeitura Municipal de Juruti	--	3.0	--	--	--	--	--	4.9	7.9

		Secretaria de Estado de Meio Ambiente e Sustentabilidade	--	--	--	--	--	--	--	0.2	0.2
Total Brazil			0.2	12.1	3.0	--	--	--	0.5	5.4	21.2
United States	U.S. Federal Government	U.S. Treasury	0.4	--	--	--	--	--	--	--	0.4
		Office of Surface Mining and Reclamation	--	--	0.1	--	--	--	--	--	0.1
Total U.S.			0.4	--	0.1	--	--	--	--	--	0.5
Total			183.6	60.2	8.2	--	--	--	0.5	6.1	258.6

Footnotes:

1.
Income taxes are paid by Alcoa of Australia Ltd. on a consolidated basis for all Australian operations. The reported amount is net of tax refunds of $2.9 received during the year ended December 31, 2023.

Project level disclosure

USD, Figures in millions
Country	Mineral type and extraction method	Entity	Project and major subnational political jurisdiction of project	Taxes	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments required by law or contract	Total
Australia	Bauxite, Open pit¹	Alcoa of Australia Ltd.	Darling Range, Western Australia	183.0²	48.1	5.1	--	--	--	--	0.7	236.9
Brazil	Bauxite, Open pit¹	Alcoa World Alumina Brasil Ltda.	Juruti, State of Pará	--	12.0	3.0	--	--	--	0.5	5.4	20.9
		Alcoa Alumínio S.A.	Poços de Caldas, State of Minas Gerais	0.2	0.1	--	--	--	--	--	--	0.3
United States	Coal, Open pit³	Alcoa Fuels, Inc.	Liberty Mine, Indiana	0.4	--	0.1	--	--	--	--	--	0.5
Total				183.6	60.2	8.2	--	--	--	0.5	6.1	258.6

Footnotes:

1.
Bauxite mining is part of Alcoa’s Alumina business segment.
2.
Income taxes are paid by Alcoa of Australia Ltd. on a consolidated basis for all Australian operations. The reported amount is net of tax refunds of $2.9 received during the year ended December 31, 2023.
3.
The Liberty coal mine is part of Alcoa’s Aluminum business segment.